As filed with the Securities and Exchange Commission on June 30, 2004.

Registration No.333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREATER BAY BANCORP

(Exact name of registrant as specified in its charter)

California	77-0387041
(State or other jurisdiction incorporation or organization)	(I.R.S. Employer Identification No.)

2860 West Bayshore Road Palo Alto, California	94303
(Address of principal executive offices)	(Zip Code)

1996 Stock Option Plan, as amended

(Full title of plan)

Linda M. Iannone

General Counsel

Greater Bay Bancorp

400 Emerson Street, 3rd Floor

Palo Alto, California 94301

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (650) 614-5734

WITH A COPY TO:

William T. Quicksilver, Esq.

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, California 90064

Calculation of Registration Fee

Title of Securities to Be registered	Amount to be registered	Proposed Maximum Offering Price Per Unit	Aggregate Offering price	Amount of registration fee
Common stock, no par value (1)	6,375,000	$27.94 (2)	$178,117,500	$22,567

1	Includes one attached Preferred Share Purchase Right per share. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and such indeterminate number of shares as may become available as a result of the adjustment provisions thereof.

2	Calculated pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System on June 25, 2004.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

Pursuant to General Instruction E of Form S-8, this Registration Statement covers additional securities registered for issuance under the Greater Bay Bancorp 1996 Stock Option Plan, as amended. The contents of prior Registration Statements on Form S-8 of Greater Bay Bancorp relating to such plan, 333-47747, 333-16967, 333-37722 and 333-76004 are incorporated herein by reference.

The following documents filed by Greater Bay Bancorp (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference (File No. 000-25034):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including all material incorporated by reference therein, filed on March 3, 2004, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Current Reports on Form 8-K filed on January 21, 2004, January 27, 2004, February 2, 2004, March 9, 2004, March 18, 2004, March 24, 2004, April 2, 2004 and April 21, 2004.

(c) Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004.

(d) The descriptions of the class of securities offered hereby which is contained in a Registration Statement on Form 8-A dated October 27, 1994, setting forth a description of the Registrant’s common stock, and a Registration Statement on Form 8-A dated November 23, 1998, setting forth a description of the Registrant’s preferred share purchase rights, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock to be issued under the terms of the Greater Bay Bancorp 1996 Stock Option Plan, as amended, will be passed upon for the Registrant by Linda M. Iannone, Senior Vice President and General Counsel of the Registrant. As of the date of this document, Ms. Iannone owns shares of the Registrant’s common stock and holds options to purchase shares of common stock.

Item 6.	INDEMNIFICATION

Article Six of the Company’s restated articles of incorporation, as amended, provides that the Company shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article IX of the Company’s Bylaws also requires the Company to indemnify its agents (as defined in Section 317 of the California General Corporation Law). If agents of the Company breach a duty to the Company and its shareholders, then Article Six of the Company’s restated articles of incorporation authorizes the Company, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by such Section 317.

Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of the Company in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates the Company’s indemnification of agents where the agent’s defense is successful on the merits. In other cases, Section 317 allows the Company to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of the Company’s Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, the Company can indemnify an agent even when the agent is found liable. Section 317 also allows the Company to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse the Company if the agent is found liable. The Company has entered into indemnification agreements with its directors and certain of its officers substantially to the foregoing effect. The Company also maintains directors’ and officers’ liability insurance.

Item 8.	EXHIBITS.

Exhibit No.	Exhibit

5.1	Opinion of Linda M. Iannone, General Counsel of Greater Bay Bancorp.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Linda M. Iannone (included in Exhibit 5.1).

24.1	A power of attorney is set forth on the signature page of the Registration Statement.

99.1	Greater Bay Bancorp 1996 Stock Option Plan, as amended.

Item 9.	UNDERTAKINGS

(a) The Company hereby undertakes:

(1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on June 30, 2004.

GREATER BAY BANCORP

By	/s/ Byron A. Scordelis
Byron A. Scordelis,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Byron A. Scordelis and James S. Westfall, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Byron A. Scordelis Byron A. Scordelis	President and Chief Executive Officer (Principal Executive Officer)	June 30, 2004

/s/ James S. Westfall James S. Westfall	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2004

/s/ Robert A. Archer Robert A. Archer	Director	June 30, 2004

Frederick J. de Grosz	Director

/s/ Susan B. Ford Dorsey Susan B. Ford Dorsey	Director	June 30, 2004

/s/ John M. Gatto John M. Gatto	Director	June 30, 2004

/s/ James E. Jackson James E. Jackson	Director	June 30, 2004

/s/ David L. Kalkbrenner David L. Kalkbrenner	Director	June 30, 2004

/s/ Stanley A. Kangas Stanley A. Kangas	Director	June 30, 2004

/s/ Daniel C. Libarle Daniel C. Libarle	Director	June 30, 2004

/s/ Rex D. Lindsay Rex D. Lindsay	Director	June 30, 2004

Arthur K. Lund	Director

/s/ George M. Marcus George M. Marcus	Director	June 30, 2004

/s/ Duncan L. Matteson Duncan L. Matteson	Director	June 30, 2004

/s/ Glen McLaughlin Glen McLaughlin	Director	June 30, 2004

/s/ Linda R. Meier Linda R. Meier	Director	June 30, 2004

/s/ Donald H. Seiler Donald H. Seiler	Director	June 30, 2004

/s/ Warren R. Thoits Warren R. Thoits	Director	June 30, 2004

/s/ James C. Thompson James C. Thompson	Director	June 30, 2004

/s/ T. John Whalen T. John Whalen	Director	June 30, 2004